As filed with the Securities and Exchange Commission on May 11, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMRYT PHARMA PLC
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)
England and Wales	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Dept 920a 196 High Road, Wood Green,
London, United Kingdom, N22 8HH
Tel: +44 (0)20 3026 7257
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Amryt Pharmaceuticals, Inc.
160 Federal Street, 21st Fl.
Boston, MA 02110
Tel: +353 1 518 0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Boris Dolgonos Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000	Claire Keast-Butler Cooley (UK) LLP 22 Bishopsgate London, EC2N 4BQ United Kingdom Tel: +44 (0) 20-7583 4055
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging Growth Company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 11, 2022
PROSPECTUS
American Depositary Shares

Amryt Pharma plc

Ordinary Shares represented by American Depositary Shares
We may from time to time offer up to $150,000,000 of our American Depositary Shares (“ADSs”), each representing five of our ordinary shares. This prospectus describes our ordinary shares and our ADSs and the manner in which we will offer our ADSs. We will provide the specific terms of our ADSs that may be offered, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. We will not use this prospectus to offer any ADSs unless it is attached to a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before investing in our ADSs. The amount and price of our ADSs will be determined at the time of any offering thereof.
We may offer our ADSs in amounts, at prices and on terms determined at the time of offering. Our ADSs may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell our ADSs, we will name them and describe their compensation in a prospectus supplement.
Our ADSs are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “AMYT.” On May 10, 2022 the last reported sale price of our ADSs on Nasdaq was $8.22 per ADS.
We are an “emerging growth company” and a “foreign private issuer” under applicable Securities and Exchange Commission (“SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “About Amryt Pharma plc—Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”
Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.
None of the Securities and Exchange Commission, any state securities commission, nor any foreign securities commission has approved or disapproved of our ADSs or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated    , 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell up to $150,000,000 of our ADSs under this prospectus from time to time, in one or more offerings. This prospectus provides you with a general description of our ordinary shares and ADSs. Each time we sell ADSs under the shelf registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material U.S. federal income tax and/or UK tax considerations relating to the ADSs covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
We have not authorized anyone to provide any information other than that contained in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We have not authorized any other person to provide you with different information. We take no responsibility for, and provide no assurances as to the reliability of, any other information that others may give you.
You should assume that the information in this prospectus, any applicable prospectus supplement, any document incorporated by reference herein or therein, and any free writing prospectus prepared by or on behalf of us to which we have referred you is accurate only as of the respective date on the front of the applicable document, regardless of the time of delivery. Our business, financial condition, results of operations and prospects may have changed since that date.
We are not making an offer to sell or a solicitation of an offer to buy any ADSs described herein in any jurisdiction in which an offer or solicitation is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
Unless otherwise stated in this prospectus or unless the context otherwise requires, references to “we,” “us,” “Amryt” or the “Company” in this prospectus shall mean Amryt Pharma plc and its global subsidiaries, collectively.
All references in this prospectus to “£” mean pound sterling and all references to “$” mean U.S. dollars.
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs described herein and the distribution of this prospectus outside the United States.

ABOUT AMRYT PHARMA PLC
Overview
We are a global, commercial-stage biopharmaceutical company dedicated to acquiring, developing and commercializing novel treatments for rare diseases. Our diversified portfolio is comprised of three commercial rare disease products, as well as a development-stage pipeline focused on rare skin diseases. Two of our three commercial products, lomitapide for the treatment of homozygous familial hypercholesterolemia and metreleptin for the treatment of generalized lipodystrophy and partial lipodystrophy, are sold globally through our commercial infrastructure. Our third commercial product, Mycapssa® (octreotide capsules) is approved in the U.S. for long-term maintenance therapy in acromegaly patients who have responded to and tolerated treatment with octreotide or lanreotide. Mycapssa® is the first and only oral somatostatin analog approved by the U.S. Food and Drug Administration (“ FDA”). Mycapssa® has also been submitted to the EMA and is not yet approved in Europe. We acquired this product through the acquisition of Chiasma, Inc. (“Chiasma”) in August 2021. We are also developing our lead product candidate, Oleogel-S10, for the treatment of partial thickness wounds of severe Epidermolysis Bullosa (“EB”), a rare and devastating genetic skin disease for which there is currently no approved therapy. Filsuvez® is the approved brand name for Oleogel-S10, which has not received regulatory approval by the FDA or the European Medicines Agency (“EMA”) for the treatment of EB. We received positive topline data from the pivotal Phase 3 Efficacy and Safety Study of Oleogel-S10 on September 9, 2020. On February 28, 2022, we received a Complete Response Letter from the FDA which asked us to submit additional confirmatory evidence of effectiveness for Oleogel-S10 in EB. We intend to discuss with the FDA the nature of the data required to address the FDA’s concerns. A Marketing Authorization Application for Oleogel-S10 for the treatment of Dystrophic EB (“DEB”) and Junctional EB (“JEB”) was validated by EMA on March 25, 2021 and the assessment process by EMA was completed on April 22, 2022, when the Committee for Medician Products for Human Use (“CHMP”) adopted a positive opinion. The positive opinion recommends the approval of Filsuvez® in the EU for the treatment of partial thickness wounds associated with DEB and JEB in patients six months and older. Based on this CHMP recommendation a decision by the EC is expected on the Filsuvez® application within 67 days. We are also developing Mycapssa® to expand the indication of Mycapssa® (octreotide capsules) beyond acromegaly into carcinoid syndrome associated with neuroendocrine tumors.
Our next product candidate, AP103, is currently in preclinical development for the treatment of patients with DEB, a subset of EB. AP103 is the first gene therapy product candidate based on our novel polymer-based topical gene therapy delivery platform, which also has potential use for the treatment of other rare genetic diseases. In September 2020, the EMA’s Committee for Orphan Medicinal Products adopted a positive opinion for orphan designation for the use of AP103 in EB. In December 2020, the FDA granted orphan drug designation for AP103 for the treatment of DEB. We intend to initiate clinical development of AP103 in 2023. To support this milestone, we intend to qualify and validate the necessary analytical methods required to advance the manufacturing and characterization of our drug product and critical starting materials. We have a proven track record of obtaining rare disease assets, either through acquisition or in-license, and we intend to continue building our portfolio of rare disease programs with the goal of bringing effective treatments to patients in need.
Our registered office is located at Dept 920a 196 High Road, Wood Green, London N22 8HH, United Kingdom, and our principal office is located at 45 Mespil Road, Dublin 4, Ireland. Our telephone number in each office is +44 (0)20 3026 7257 and +353 (0)1 518 0200, respectively. We maintain a website at www.amrytpharma.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
As a company with less than $1.07 billion in revenue during our last fiscal year, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are applicable to public companies that are not emerging growth companies. These provisions include:
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the option to present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;

•	not being required to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;
•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and
•
not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may choose to take advantage of some but not all of these exemptions. For example, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”), we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold equity securities.
We may take advantage of these exemptions through 2025 or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year in which our annual gross revenues exceed $1.07 billion; (2) the date we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. generally accepted accounting principles;
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Notwithstanding these exemptions, we have filed, and will file, with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (a) the majority of our executive officers or directors are U.S. citizens or residents, (b) more than 50% of our assets are located in the United States or (c) our business is administered principally in the United States.
Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

RISK FACTORS
Investing in our ADSs involves a high degree of risk. Our business, financial condition, results of operations or prospects could be materially and adversely affected if any of these risks occur, and as a result, the market price of our ADSs could decline and you could lose all or part of your investment. You should carefully consider the risk factors discussed under the caption “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2021 and in any other filings we make with the SEC subsequent to the date of this prospectus that are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these identifying words.
By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements are not guarantees of future performance and have not been reviewed by our auditors. Actual results and developments could differ materially from those expressed or implied by the forward-looking statements due to a variety of factors, including, but not limited to, those identified under the section titled “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2021 and in subsequent filings we make with the SEC.
These risks and uncertainties include factors related to:
•	our significant operating losses since our inception and ability to obtain and maintain profitability in the future;
•	our commercial products, including statements regarding the expected strategies and profitability thereof;
•	our product candidates, including statements regarding the expected initiation, timing, progress and availability of data from clinical trials;
•	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our products or product candidates, if approved;
•	our ability to acquire or in-license new product candidates;
•	our competition, most of whom have far greater resources than we have, which may make it more difficult for us to achieve significant market penetration;
•	the size of our addressable markets and market trends;
•	potential strategic relationships;
•	our ability to obtain and maintain intellectual property rights;
•	the impact of potential fluctuations in foreign currency exchange rates; and
•	estimates regarding expenses, future revenues, capital requirements and the need for additional financing.
The preceding list is not intended to be an exhaustive list of all of our risks and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.
You should read this prospectus and the documents referenced herein and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from expectations. We qualify all forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS
Unless otherwise set forth in a prospectus supplement, we currently intend to use the net proceeds of any offering of our ADSs for working capital and other general corporate purposes. As of the date of this prospectus, we have no current plans, commitments or agreements with respect to any material acquisitions or investments. Accordingly, we will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of the offered ADSs in an applicable prospectus supplement relating to the offered ADSs.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2021. You should read this information together with our audited consolidated financial statements and of and for the year ended December 31, 2021, which are incorporated by reference in this prospectus.
As of December 31, 2021
(in thousands)
Cash and cash equivalents	$113,032
Long-term debt
Long term loan	$93,395
Convertible Notes	105,788
Total long-term debt	199,183
Equity:
Share capital	25,500
Share premium	318,153
Other reserves	246,303
Accumulated deficit	(233,295)
Total equity	356,661
Total capitalization	$555,844

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following description of our share capital and articles of association (“Articles”) summarizes certain material terms and provisions of our ordinary shares. The description also summarizes relevant provisions of English law, including the Companies Act 2006 (the “Companies Act”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and our Articles, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Articles and the applicable provisions of English law for additional information.
General
We were incorporated under the Companies Act on July 17, 2019 as a private company limited by shares under the name Amryt Pharma Holdings Limited, with company number 12107859.
We were re-registered as a public limited company on September 13, 2019 under the name Amryt Pharma Holdings plc. On September 24, 2019, in connection with the scheme of arrangement under which we acquired Aegerion Pharmaceuticals, Inc. (“Aegerion”), we became the parent company of our legacy businesses and changed our name to Amryt Pharma plc. The principal legislation under which we operate, and under which the share capital has been (and will be) created, is the Companies Act and regulations made thereunder.
Share Capital
As of December 31, 2021, our issued share capital consisted of 319,814,747 fully paid ordinary shares with no treasury shares held. Accordingly, the total number of voting rights as at December 31, 2021 was 319,814,747.
Rights of Holders
The following summarizes the rights of holders of our ordinary shares:
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subject to any special rights or restrictions as to voting attached to any shares, on a show of hands every holder who (being an individual) is present in person or by proxy not being himself or herself a holder or (being a corporation) is present by a representative or by proxy not being himself or herself a holder shall have one vote and on a poll every holder who is present in person or by proxy shall have one vote for every share of which he or she is the holder (and at a general meeting which is held as a combined physical and electronic meeting, where a resolution put to a vote of the meeting is to be decided on a poll, the holder may cast his or her poll vote by means of the electronic platform); and

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holders have the right to receive notice of, attend and vote at general meetings; the right to participate in our profits and receive such dividends as are recommended by the directors, pro rata according to the amount paid up on the shares during the period in respect of which the dividend is paid; and, on a winding up or return of capital or otherwise, the right to repayment of the amounts paid up or credited as paid up on the shares and the right to participate pro rata in any excess assets.

Share Registration
We are required by the Companies Act to keep a register of shareholders. Under English law, shares are taken to be allotted when a person acquires the unconditional right to be included in the company’s register of holders in respect of the shares and the shares are deemed to be issued when the name of the holder is entered into the company’s register of holders. The register of holders therefore is prima facie evidence of the identity of our holders and the shares that they hold. The register of holders generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. The register of holders is maintained by our registrar, Link Market Services Limited.
Holders of our ADSs will not be treated as shareholders and their names will therefore not be entered in our register of holders. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. For discussion on our ADSs and ADS holder rights see “Description of American Depositary Shares” in this prospectus. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs as discussed in “Description of American Depositary Shares.” Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, five ordinary shares that are on deposit with the depositary and/or custodian.

Under the Companies Act, we must enter an allotment of any shares in our register of holders as soon as practicable and in any event within two months of the allotment. We are also required under the Companies Act to register a transfer of any shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months after the date on which the transfer is lodged with us.
We, any of our holders and any other aggrieved person may apply to court for rectification of the register of holders if:
•	the name of any person, without sufficient cause, is entered in or omitted from our register of holders; or
•	there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a holder.
Preemptive Rights
English law generally provides holders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or holders in a general meeting by way of a special resolution, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the holder resolution, if the exclusion is by holder resolution. In either case, this exclusion would need to be renewed by our holders upon its expiration (i.e., at least every five years). Typically UK public companies seek the disapplication of preemption rights (in relation to a specified aggregate nominal amount) on an annual basis at their annual general meeting. There are no provisions in the Articles which prescribe any right of preemption in relation to offers for subscription of securities in the same class. We are subject to the statutory preemption rights set out in the Companies Act.
Contingent Value Rights
On September 24, 2019, we issued Contingent Value Rights (“CVRs”) with a potential value of $85 million if all three triggering events under the CVRs occur to holders of shares and options pursuant to the terms of the scheme of arrangement and the acquisition of Aegerion. The following CVRs were issued by resolution of the Board, as authorized pursuant to a resolution passed by our shareholders at the general meeting held on September 23, 2019:
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57,457,870 EMA CVRs, which entitle their holders to a payment of up to $15 million in the aggregate (in satisfaction of which we may elect to issue loan notes or ordinary shares) upon the EMA issuing a qualifying approval (i.e., an approval or marketing authorization issued by the EMA in relation to the sale by us of Oleogel-S10 to consumers for medical purposes which satisfies a certain criteria in respect of Oleogel-S10) if such qualifying approval is obtained by December 31, 2021. The amount payable reduces on a straight-line basis if the qualifying approval is obtained after December 31, 2021 but prior to July 1, 2022. On April 22, 2022, we announced that as result of a recommendation from the European Medicines Agency’s Committee for Medicinal Products for Human Use, the EMA CVRs will now become payable, with the quantum of the EMA CVR payable to be determined by the terms of the deed poll for the EMA CVRs;

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57,457,870 FDA CVRs, which entitle their holders to a payment of up to $35 million in the aggregate (in satisfaction of which we may elect to issue loan notes or ordinary shares) upon the FDA issuing a qualifying approval (i.e., an approval or marketing authorization issued by the FDA in relation to the sale by us of Oleogel-S10 to consumers for medical purposes which satisfies a certain criteria in respect of Oleogel-S10) if qualifying approval is obtained by December 31, 2021. The amount payable reduces on a straight-line basis if the qualifying approval is obtained after December 31, 2021 but prior to July 1, 2022; and

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57,457,870 Revenue CVRs, which entitle their holders to a payment of up to $35 million in the aggregate (in satisfaction of which we may elect to issue loan notes or ordinary shares) upon the generation of revenues in excess of $75 million from sales of Oleogel-S10 in trailing 12-month revenues in any period prior to June 30, 2024.

Articles of Association
Our Articles were adopted on July 29, 2020 and amended on July 28, 2021.

The following is a description of our Articles as currently in effect. Unless noted otherwise, references in this prospectus to the Articles refer to the Articles as currently in effect.
Application of Contractual Agreements with Holders
The Articles are subject to any contractual agreement we entered into with any of the holders of our shares (in their capacity as our shareholders only).
Shares and Rights Attaching to Them
Holders of our ordinary shares have the right to receive notice of, attend and vote at general meetings, the right to participate in our profits and, on a winding up or return of capital or otherwise, the right to the amounts paid up or credited as paid up to the shares and the right to participate pro rata in any excess assets.
Variation of Share Rights
The rights attached to any class may, subject to the provisions of the Companies Act, be varied in such manner (if any) as may be provided by such rights or in the absence of such variation rights either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class.
Consolidation, Cancellation and Subdivision
Subject to the provisions of the Companies Act, we may, by ordinary resolution:
•	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;
•
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of share capital by the amount of the shares so cancelled; and

•	sub-divide our shares into shares of smaller nominal value than our existing shares.
Reduction
Subject to the provisions of the Companies Act, we may by special resolution reduce our share capital or any capital redemption reserve or share premium account in any manner. We completed a capital reduction of our share premium account effected by a resolution passed by our shareholders at the general meeting held on September 23, 2019, and which was formally approved at the UK High Court of Justice on November 5, 2019.
Votes of Members
Votes Attaching to Shares
Subject to any special rights or restrictions as to voting attached to any shares, on a show of hands every holder who (being an individual) is present in person or by proxy not being himself or herself a holder or (being a corporation) is present by a representative or by proxy not being himself or herself a holder shall have one vote and on a poll every holder who is present in person or by proxy shall have one vote for every share of which he or she is the holder.
Votes on a Poll
At a general meeting, a resolution put to a vote of the meeting shall be decided on a show of hands, unless before or upon the declaration of the result of the show of hands a poll is demanded by (i) the chairperson of the meeting, (ii) not less than five holders having the right to vote at the meeting, (iii) holder(s) representing not less than one tenth of the total voting rights of all the holders having the right to vote at the meeting; or (iv) holder(s) of shares conferring a right to vote, being shares on which an aggregate sum has been paid up to not less than one tenth of the total sum paid up on all the shares conferring that right. On a poll, votes may be given either personally or by proxy. On a poll, a holder entitled to more than one vote need not cast all the votes in the same way.

At a general meeting which is held as a combined physical and electronic meeting, a resolution put to a vote of the meeting is to be decided on by a poll, and poll votes may be cast by means of the electronic platform.
Restrictions on Voting
No holder shall, unless determined otherwise by the directors, be entitled to vote at any general meeting in respect of any share held by him or her, either personally or by proxy, or to exercise any privilege as a member, if:
•	any call or other sum presently payable by him or her to us in respect of the shares remains unpaid; or
•
the holder has been served with a notice under section 793 of the Companies Act and he or she has failed to provide us with information concerning interests in those shares required to be provided under the Companies Act.

Dividends
We may by ordinary resolution at a general meeting declare dividends out of profits available for distribution in accordance with the respective rights of holders but no such dividend shall be payable other than in accordance with the Companies Act or exceed the amount recommended by the directors. There is no fixed date on which entitlement to dividends arises.
All dividends shall be declared and paid according to the amounts paid-up on the shares in respect of which the dividend is paid. All dividends shall be apportioned and paid pro rata according to the amount paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.
Insofar as, in the opinion of the directors, our profits justify such payments, the directors may pay interim dividends on shares of any class. Subject to their judgment, the directors may also pay half yearly or at other suitable intervals, any dividend which may be payable at a fixed rate.
The directors may deduct from any dividend or other monies payable on or in respect of a share all sums of money (if any) presently payable by the holder to us on account of calls or otherwise in relation to our shares. If a holder has a holding of at least 0.25% of any class of shares, the directors may withhold dividends payable on shares after there has been failure to provide us with information concerning interests in those shares required to be provided under the Articles or the Companies Act until such failure has been remedied.
No dividend or other monies payable in respect of a share shall bear interest as against us unless otherwise provided by the rights attached to the share. Any dividend unclaimed after a period of 12 years from the date of its declaration shall be forfeited and cease to remain owing by us and shall then belong to us absolutely.
We may upon the recommendation of the directors by ordinary resolution at a general meeting direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid up shares or debentures of any other company) and the directors shall give effect to such resolution.
There are no dividend restrictions or procedures for non-resident holders.
Uncertificated Shares
Subject to the Companies Act, the directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (i.e., the CREST System) without a certificate. The directors have power to implement such arrangements as they think fit in order for any class of shares to be a participating security (subject always to the Uncertificated Securities Regulations 2001 (SI 2001 No. 01/378), as amended (“CREST Regulations”)).

Change of Control
There are no provisions in the Articles which set out any ownership threshold above which share ownership must be disclosed. See, however, “—Other English Law Considerations” below.
Forfeiture or Lien
Notice on Failure to Pay a Call
If a holder fails to pay any call or “installment” of a call on the due date of payment, the directors may, at any time after the failure, serve a notice on him or her requiring payment and shall state that in the event of non-payment in accordance with such notice the shares on which the call was made will be liable to be forfeited.
Lien on Partly-Paid Shares
We shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of such share.
Sale of Shares Subject to Lien
We may sell in such manner as the directors think fit any share on which we have a lien 14 days after a notice in writing stating and demanding payment of the sum presently payable and giving notice of intention to sell in default.
Distributions on Winding Up
If we shall be wound up, the liquidator may, with the authority of a special resolution and subject to any sanction required by the Companies Act, divide among the holders in specie the whole or any part of our assets and whether or not the assets shall consist of property of one kind or shall consist of property of different kinds, and may for such purpose set such value as he or she deems fair upon any one or more class or classes or property and may determine how such divisions shall be carried out as between the holders or different classes of holders. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of holders as the liquidator shall think fit but so that no holder shall be compelled to accept any shares in respect of which there is a liability.
Capitalization of Profits and Reserves
The directors may, with the authority of an ordinary resolution at a general meeting, capitalize any sum standing to the credit of any of our reserve accounts (including our share premium account and capital redemption reserve) or any sum standing to the credit of our profit and loss account.
Such capitalization shall be effected by appropriating such sum to the holders of ordinary shares in proportion to their holdings of ordinary shares and applying such sum on their behalf in paying up in full unissued shares to be allotted as fully paid to those holders who would have been entitled to that sum if it were distributed by way of dividend.
Transfer of Shares
Transfers of shares may be effected by transfer in writing in any usual or common form or in any other form acceptable by the directors or as required by any rules from time to time made by any operator of a relevant system as defined by the CREST Regulations. The instrument of transfer shall be signed by or on behalf of the transferor and (except in the case of fully paid shares) by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register in respect of such shares. All instruments of transfer which are registered may be retained by us.
The directors may refuse to register any transfer of any shares which are not fully paid shares, or in respect of which stamp duty has not been paid or it has not been certificated or otherwise shown to the satisfaction of the directors that the relevant transfer is exempt from stamp duty. If a holder has a holding of at least 0.25% of any class of shares, the directors may also decline to register a transfer of shares (except for certain types of transfer) after there has been a failure to provide us with information concerning interests in those shares required to be provided under the Articles or the Companies Act until such failure has been remedied.

Conversion
There are no provisions in the Articles which prescribe any rights of conversion in relation to any class of shares.
Holder Meetings
In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other meeting held in that year and within six months of the end of any financial period provided that not more than 15 months has elapsed between the date of one annual general meeting and the next. The annual general meeting shall be convened whenever and wherever the Board sees fit, subject to the requirements of the Companies Act, as described in “—Differences in Corporate Law—Annual General Meeting” and “—Differences in Corporate Law-Notice of General Meetings” in this prospectus.
The directors may, whenever they think fit, and shall on requisition in accordance with the Companies Act, proceed to convene a general meeting.
Notices
An annual general meeting shall be called by at least 21 days’ notice and all other general meetings shall be called by at least 14 days’ notice in each case (exclusive of the day on which the notice is served (or deemed served) and the day for which the notice is given).
The notice must be in writing and must specify the place, day and time of the meeting; the general nature of the business; in the case of an annual general meeting that the meeting is an annual general meeting; if the meeting is convened to consider a special resolution, the intention to propose the resolution as such; and in the case of a combined physical and electronic meeting, details of the means for members to attend and participate in the meeting and any applicable access, identification or security arrangements. We may give notice by electronic communication and/or by making it available on our website.
Directors
Number of Directors
Unless otherwise determined by special resolution of the shareholders, the directors shall not be fewer than two or more than nine in number.
Directors’ Remuneration
The ordinary remuneration of the executive directors shall from time to time be determined by the directors who may delegate their authority.
Directors’ Expenses
The directors are entitled to be paid all expenses properly incurred in attending meetings of the Board or of any committee of the Board or holders’ meetings or otherwise in connection with our business.
Retirement by Rotation
At each of our annual general meetings that occurs after September 25, 2021, one-third of the directors for the time being (or, if their number is not a multiple of three, the number nearest to but not greater than one-third, subject to a minimum of one) shall retire from office by rotation. A director retiring by rotation shall be eligible for re-election.

Restrictions on Voting
A director shall not vote (save as provided in the Articles) in respect of any contract or arrangement or any other proposal in which he or she has a material interest. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he or she is not entitled to vote. A director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution:
•	relating to the giving of any security, guarantee or indemnity:
•	to him or her in relation to money lent or obligations incurred by him or her at the request of or for the benefit of us or any of our subsidiaries; or
•
to a third party in relation to our or any of our subsidiaries’ debt or obligation for which he himself or she herself has assumed responsibility in whole or part by the giving of security under a guarantee or indemnity;

•	where we or any of our subsidiaries is offering securities in which offer the director is or is to be interested directly or as a participant in the underwriting or sub-underwriting;
•	relating to another company in which he or she does not hold an interest in shares representing 1% or more of either any class of the equity share capital or the voting rights in such company;
•	relating to a superannuation fund, retirement benefits scheme, share option scheme or share incentive scheme under which he or she may benefit; or
•	concerning the purchase and/or maintenance of any insurance policy under which he or she may benefit.
Indemnities
To the extent permitted by law, each of our directors, alternate directors, officers or employees is entitled to be indemnified out of our assets against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto. To the extent permitted by law, the directors have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time:
•	directors, alternate directors, officers or employees of a group company; or
•	trustees of any pension fund in which our employees or employees of any other group company are interested, including in each case insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to us or any other group company or pension fund.
Borrowing Powers
The directors may exercise all of our powers to borrow money, to guarantee and to mortgage or charge our undertaking, property, assets and uncalled capital and, subject to the Companies Act, to issue debentures and other securities, whether outright or as collateral security, for any of our or any third party’s debt, liability or obligation.
Disclosure of Interest in Shares
We may give notice pursuant to article 82 of the Articles and section 793 of the Companies Act to any person whom we know or have reasonable cause to believe:
•	to be interested in our shares; or
•	to have been so interested at any time in the three years immediately preceding the date on which the notice is to be issued.

The notice may require the person to:
•	confirm that fact or (as the case may be) to state whether or not it is the case; and
•
if he or she holds, or has during that time held, any such interest, to give such further information as may be required in accordance with section 793 of the Companies Act (including particulars of the interest (past or present) and the identity of the persons interested in the shares in question).

If we have served a disclosure notice on a person appearing to be interested in specified shares and we have not received the information required in the disclosure notice within the relevant period (as defined below) after service of the disclosure notice, subject to the other provisions of the Articles, the holder holding the specified shares shall not be entitled to vote at general meetings and, in addition, if the holder holds 0.25% or more of any class of shares, such holder shall not be entitled to receive any dividend in respect of such shares or to transfer or agree to transfer such shares or rights therein. For the purposes of this paragraph, “relevant period” shall be: (i) 28 days, if a holder holds less than 0.25% of any class of shares; or (ii) 14 days, if a holder holds 0.25% or more of any class of shares.
Other English Law Considerations
Mandatory Purchases and Acquisitions
Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and, where the shares to which the offer relates are voting shares, not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he or she wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority holders can be completed at the end of six weeks from the date the notice has been given, subject to the minority holders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which we would then hold on trust for the outstanding minority holders. The consideration offered to the outstanding minority holders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.
Sell Out
The Companies Act also gives our minority holders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his or her shares if, prior to the expiration of the acceptance period for such offer, the offeror has acquired or unconditionally agreed to acquire (i) not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority holders to be bought out that is not less than three months after the end of the acceptance period. If a holder exercises his or her rights to be bought out, the offeror is required to acquire those shares on the terms of the offer or on such other terms as may be agreed.
Purchase of Own Shares
Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased. Subject to the foregoing, we may purchase or may enter into any contract under which we will or may purchase, any of our own shares, including any redeemable shares. We completed a capital reduction of our share premium account which was formally approved at the UK High Court of Justice on November 5, 2019 following which we now have positive distributable reserves. Further, pursuant to an authority conferred by our shareholders at a general meeting on September 23, 2019, we agreed to repurchase 4,864,656 ordinary shares from Highbridge Tactical Credit Master Fund L.P., Highbridge SCF Special Situations SPV, L.P. and Nineteen77 Global Multi Strategy Alpha Master Limited. In exchange for the ordinary shares, these institutions were issued an equivalent number of zero cost warrants. Each warrant entitles the holder to subscribe for one ordinary share at zero cost. As of August 5, 2021, these zero cost warrants have all been exercised in exchange for ordinary shares.
At the general meeting of the Company held on March 2, 2022, the Company’s shareholders approved the form of share repurchase contracts and counterparties for the Company to purchase its own shares. Following such approval, our board of directors may approve the repurchase of ordinary shares (including ordinary shares represented by ADSs) as they may determine from time to time. This approval is valid for five years from the date of the general meeting.
A share buy-back by a company of its shares will give rise to UK stamp duty reserve tax and stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty reserve tax or stamp duty will be paid by the company. The charge to stamp duty reserve tax will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.
Distributions and Dividends
Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). A company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.
It is not sufficient that we have distributable profits available for the purpose of making a distribution. As a public company, an additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:
•
if, at the time that the distribution is made, the amount of its net assets (that is, the aggregate of the company’s assets less the aggregate of its liabilities) is no less than the aggregate of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.
City Code on Takeovers and Mergers
Following the delisting of our ordinary shares from admission to trading on the AIM market operated by the London Stock Exchange which became effective on January 11, 2022 (the “AIM Delisting”), as the Company remains a public limited company incorporated in England and Wales but its securities are no longer admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man), the City Code on Takeovers and Mergers (the “City Code”) will only apply to the Company if it is considered by the UK Panel on Takeovers and Mergers (the “Panel”) to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). The way in which the test for central management and control is applied for the purposes of the City Code may be different from the way in which it is applied by the United Kingdom tax authorities, HMRC. Under the City Code, the Panel looks to where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control.
None of the Directors is resident in the United Kingdom. Accordingly, the Panel has confirmed to the Company that, following the AIM Delisting, the City Code does not apply to the Company, and the Company and its shareholders therefore do not have the benefit of the protections the City Code affords, including, but not limited to, the requirement that a person (together with persons acting in concert with that person) who acquires an interest in ordinary shares carrying 30% or more of the voting rights in the Company or who increases an existing interest of not less than 30% but not more than 50% of the voting rights, must make a cash offer to all other shareholders at the highest price paid by such person (or person acting in concert with such person) in the 12 months before the offer was announced.

Notwithstanding the above, the Company may become subject to the City Code in the future if any changes to the Board composition result in the majority of the Directors being resident in the United Kingdom, Channel Islands or the Isle of Man.
Exchange Controls
There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs, other than applicable withholding tax requirements. There is no limitation imposed by English law or in the Articles on the right of non-residents to hold or vote shares. However, where a holder has a registered address within the United Kingdom and has not notified us of an address within the United Kingdom at which notices may be given to him or her, such holder shall not be entitled to receive any notice.
Differences in Corporate Law
The applicable provisions of the Companies Act and other laws applicable to English public limited companies and their shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.
	England and Wales	Delaware
Number of Directors
Under the Companies Act, a public limited company must have at least two directors and the number of directors may otherwise be fixed by or in the manner provided in the company’s articles of association.
Under Delaware law, a corporation must have at least one director and the number of directors shall otherwise be fixed by or in the manner provided in the bylaws.

Removal of Directors
Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and the company must, where practicable, give its shareholders notice of such resolution in the same manner and at the same time as it gives notice of the meeting. Where that is not practicable, the company must give its shareholders notice at least 14 clear days before the meeting. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in the company’s articles of association, provided	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole

	England and Wales	Delaware

that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution has first been unanimously passed confirming that a single resolution appointing two or more directors may be tabled at that meeting.

remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period beginning with the day following the company’s annual accounting reference date.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting
Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

In addition, shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, the requisitionists (or any of them representing more than one-half of the total voting rights of all of them) may convene a general meeting.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings
Under the Companies Act, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting, subject to a company’s articles of association providing for a longer period. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

	England and Wales	Delaware
giving a right to attend and vote at the meeting (excluding any shares held in the company as treasury shares).

Quorum
Subject to the provisions of a company’s articles of association, the Companies Act provides that two “qualifying persons” present at a meeting (in person, by proxy or authorized representative under the Companies Act (provided that the proxies and/or authorized representatives, represent different shareholders) shall constitute a quorum for companies with more than one shareholder.

The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Proxy	Under the Companies Act, a shareholder may appoint another person to attend, speak and vote at any general meeting on their behalf by proxy.
Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive Rights
Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as ordinary shares, or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing holders of ordinary shares in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution disapplying such preemptive rights has been passed by shareholders in a general meeting or the articles of association provide for the disapplication of such preemptive rights in each case in accordance with the provisions of the Companies Act.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot
Under the Companies Act, the directors of a public limited company must not allot shares or grant rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution has been passed by shareholders in a general meeting authorizing such allotment or the articles of association provide for such authorization, in

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board of directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination

	England and Wales	Delaware
each case subject to a specified maximum nominal value and in accordance with the provisions of the Companies Act.
thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers
Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

In addition, any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he or she is convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

• any breach of the director’s duty of loyalty to the corporation or its stockholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

• any transaction from which the director derives an improper personal benefit.

Voting Rights
For an English company it is usual for the articles of association to provide that, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. On a show of hands every shareholder has one vote (regardless of the number of ordinary shares held) and, subject to the company’s articles of association, every proxy appointed by more than one shareholder has one vote unless they have been instructed by different shareholders to vote in different ways (in which case they will have one vote for and one vote against a
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware

resolution). Under the Companies Act, a provision of a company’s articles is void if it has the effect of making ineffective a demand for a poll by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, ordinary resolutions require the affirmative vote of a simple majority (more than 50%) of the votes cast by shareholders present, in person or by proxy, at the meeting. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Shareholder Vote on Certain Transactions
The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

• the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors or a class thereof representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

• the approval of the court.

• the approval of the board of directors; and

• approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

	England and Wales	Delaware
Standard of Conduct for Directors
Under English law, a director owes various statutory and fiduciary duties to the company, including:

• to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole (and in doing so have regard (amongst other matters) to: (i) the likely consequences of any decision in the long-term, (ii) the interests of the company’s employees, (iii) the need to foster the company’s business relationships with suppliers, customers and others, (iv) the impact of the company’s operations on the community and the environment, (v) the desirability to maintain a reputation for high standards of business conduct and (vi) the need to act fairly as between members of the company);

• to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill and diligence;

•  not to accept benefits from a third party conferred by reason of his or her being a director or doing, or not doing, anything as a director; and

• a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a wellinformed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

	England and Wales	Delaware
Stockholder Suits
Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

• state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

• state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A. (“Citibank”) has agreed to act as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. The ADSs represent ownership interests in securities that are on deposit with the depositary. The ADSs may be represented by certificates that are commonly known as American Depositary Receipts (“ADRs”). The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London), located at Citigroup Centre, Canary Wharf, London E14 5LB, United Kingdom.
Citibank has been appointed as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-233844 when retrieving such copy.
This section contains a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, five ordinary shares that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, we or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, you will not be treated as a shareholder and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depositary Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, refers to you as the “holder.” When “you” is used, it is assumed that the reader owns ADSs and will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder of ADSs, you generally have the right to receive the distributions made on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.
Distributions of Cash
If any cash distributions for the securities on deposit with the custodian are made, the funds will be deposited with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever a free distribution of ordinary shares for the securities on deposit with the custodian is made, the applicable number of ordinary shares will be deposited with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give notice to the depositary and will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than represented by ADSs. The depositary will not distribute the rights to you if:
•	no timely request that the rights be distributed to you is received or if we request that the rights not be distributed to you;
•	we fail to deliver satisfactory documents to the depositary; or
•	it is not reasonably practicable to distribute the rights.
The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether it wishes the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if it has received all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
•	we do not timely request that the property be distributed to you or if we request that the property not be distributed to you;
•	we do not deliver satisfactory documents; or
•	the depositary determines that all or portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the ordinary shares on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the ordinary shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of our company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs Upon Deposit of Ordinary Shares
The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;
•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;
•	you are duly authorized to deposit the ordinary shares;

•
the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and
•	the deposit of shares does not violate any applicable provision of English law.
If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;
•	provide any transfer stamps required by the State of New York or the United States; and
•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:
•
temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges;
•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and
•	other circumstances specifically contemplated by Section I.A.(I) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).
The deposit agreement may not be modified to impair your right to withdraw the ordinary shares represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital and Certain Corporate Matters” in this prospectus. At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the ordinary shares represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows:
•
If voting at the shareholders’ meeting by show of hands: The depositary will vote (or cause the custodian to vote) all the securities represented by ADSs in accordance with the voting instructions received from a majority of the ADS holders who provided voting instructions.

•
If voting at the shareholders’ meeting by poll: The depositary will vote (or cause the custodian to vote) the securities represented by ADSs in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. It cannot be assured you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:
Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)- to-ordinary shares ratio or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares
Up to U.S. 5¢ per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary shares ratio or for any other reason)	Up to U.S. 5¢ per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

ADS services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

Service	Fees
Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the deposit agreement) into freely transferable ADSs, and vice versa).
Up to U.S. 5¢ per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges such as:
•	taxes (including applicable interest and penalties) and other governmental charges;
•
the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;
•
the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•
the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.
ADS fees and charges for (i) the issuance of ADSs and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses we incur in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We will undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law). We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest-bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Transmission of Notices, Reports and Proxy Soliciting Material
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that are generally made available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you upon a request from us.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.
•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.
•
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the ordinary shares represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and other governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs; to deliver, transfer, split and combine ADRs; or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:
•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.
•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.
•	Hold the foreign currency (without liability for interest) for the applicable holders.
Governing Law and Waiver of Jury Trial
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

LEGAL MATTERS
We are being represented by Gibson, Dunn & Crutcher LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters of United States federal securities and New York state law in connection with this offering will be passed upon for the underwriters by a law firm or firms named in the applicable prospectus supplement. The validity of the ordinary shares offered in this prospectus and certain other matters of English law will be passed upon by Cooley (UK) LLP.
EXPERTS
The audited financial statements of Amryt incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance on the report of Grant Thornton, independent registered public accountants upon the authority of said firm as experts in accounting and auditing. The registered business address of Grant Thornton is 13-18 City Quay, Dublin 2, Ireland.
The financial statements of Chiasma, Inc. incorporated in this prospectus by reference from Chiasma, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws.
In addition, uncertainty exists as to whether the courts of England and Wales would:
•
recognize or enforce judgments of U.S. courts obtained against it or its directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
We are informed by Gibson, Dunn & Crutcher LLP and Cooley (UK) LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not be automatically enforceable in England and Wales. We also understand from Gibson, Dunn & Crutcher LLP and Cooley (UK) LLP that any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:
•	the appropriate procedural requirements in England and Wales for recognition and enforcement of such a judgment were followed;
•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;
•
the courts of England and Wales had jurisdiction over the matter on enforcement, and the defendant either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•
the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law); if, on the contrary, this were the case, an English court may sever the relevant part from an otherwise unenforceable judgment;

•	the judgment was not procured by fraud;
•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;
•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice or incompatible with the principles of notice in England and Wales;
•	the U.S. judgment was not obtained in breach of an anti-suit injunction or an applicable alternative dispute resolutions provision;
•
the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the UK Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act; if, on the contrary, this were the case, an English court may sever the relevant part from an otherwise unenforceable judgment;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and
•	the English enforcement proceedings were commenced within the limitation period.
Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the English court making such decision.
Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, no assurance can be made that those judgments will be recognized or enforceable in England and Wales. Although the pendency of an appeal does not mean a judgment is not final or conclusive, the English courts may stay execution pending a possible appeal.
If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the ADSs offered in this prospectus, which constitutes a part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our ordinary shares and ADSs, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website www.amrytpharma.com. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus.
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.
As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 of the Exchange Act. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, U.S. domestic reporting companies.
We will send the depositary a copy of all notices of shareholders meetings and other reports, communications and information that are made generally available to shareholders. The depositary will, if we so request, mail to all registered holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the depositary from us or will make available to all registered holders of ADSs such notices and all such other reports and communications received by the depositary from us.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2021;
•
our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 31, 2022, February 25, 2022, February 28, 2022, March 9, 2022, March 16, 2022, March 31, 2022, May 4, 2022 and May 11, 2022;

•	the description of our ordinary shares and ADSs contained in Exhibit 2.7 to our annual report on Form 20-F for the year ended December 31, 2021; and
•	Chiasma’s audited consolidated financial statements, included in its Annual Report on Form 10-K for the year ended December 31, 2020.
We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act, and those of our reports on Form 6-K furnished to the SEC that we specifically identify as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Amryt Pharma plc
45 Mespil Road
Dublin 4
Ireland
Attention: Investor Relations
Telephone: +353 (0)1 518 0200
In addition, you may obtain copies of any document incorporated in this prospectus, without charge, by visiting the websites maintained by Amryt at www.amrytpharma.com.
As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.
When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

American Depositary Shares

AMRYT PHARMA PLC
Ordinary Shares represented by American Depositary Shares
   , 2022

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.	Indemnification of Directors and Officers.
To the extent permitted by law, pursuant to the Articles, current and former members of the Company’s board of directors and its current and former officers shall be entitled to, and current and former directors and officers of certain affiliated companies may, at the discretion of the Company’s board of directors, be indemnified by the Company against all liabilities, costs, charges, damage, loss and expenses incurred by him or her in the execution and discharge of his or her duties to the Company and certain affiliated companies, including any liability incurred in defending any proceedings, civil or criminal, relating to the execution and discharge of his or her duties to the Company and certain affiliated companies.
However, pursuant to the Companies Act, no such indemnity shall extend to any liability attaching to a director in connection with any negligence, default, breach of duty or breach of trust in relation to the Company. This prohibition does not apply to “qualifying third party indemnities,” being indemnities provided against liability incurred by a director to a person other than the Company or an associated company (as defined in the Companies Act), except that no such qualifying third party indemnities can provide indemnification against:
(i)	any fine imposed in any criminal proceedings;
(ii)	any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising;
(iii)	any liability incurred in defending any criminal proceedings in which he or she is convicted and such conviction has become final;
(iv)	any liability incurred in defending any civil proceedings brought by the Company or any associated company in which a final judgment has been given against him or her; and
(v)
any liability incurred in connection with any application for relief under certain provisions of the Companies Act in which the court refuses to grant him or her relief and such refusal has become final.

In addition, the Company is not prevented from purchasing and maintaining for a director of the Company, or of an associated company, insurance against any such liability.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 9.	Exhibits
Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement

4.1
Articles of Association of Amryt Pharma plc, adopted by special resolution passed on July 29, 2021, as amended by special resolution passed on July 28, 2021, filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F filed with the Commission on April 29, 2022 (File No. 001-39365)

4.2
Amended and Restated Deposit Agreement, dated July 8, 2020, by and among Amryt Pharma plc, Citibank, N.A., as depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder, filed as Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F filed with the Commission on April 29, 2022 (File No. 001-39365)

4.3	Form of American Depositary Receipt (included in Exhibit 4.2)

5.1	Opinion of Cooley (UK) LLP

Exhibit Number	Exhibit Description
23.1	Consent of Grant Thornton with respect to financial statements of Amryt Pharma plc

23.2	Consent of Deloitte & Touche, LLP with respect to financial statements of Chiasma, Inc.

23.3	Consent of Cooley (UK) LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to the registration statement)

107	Filing Fee Table
*	To be filed by amendment or incorporated by reference to a subsequently furnished Report on Form 6-K.
Item 10.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(7)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(9)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on May 11, 2022.
AMRYT PHARMA PLC

By:	/s/ Rory P. Nealon
	Name:	Rory P. Nealon
	Title:	Chief Financial Officer and Chief Operating Officer
POWER OF ATTORNEY
We, the undersigned directors, officers and/or authorized representative in the United States of Amryt, hereby severally constitute and appoint Joseph Wiley and Rory Nealon, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Amryt Pharma plc, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 11, 2022 in the capacities indicated:
Name	Title

/s/ Dr. Joseph A. Wiley	Chief Executive Officer and Director (Principal Executive Officer)
Dr. Joseph A. Wiley

/s/ Rory P. Nealon	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)
Rory P. Nealon

/s/ Raymond T. Stafford	Chairman of the Board
Raymond T. Stafford

/s/ George P. Hampton, Jr.	Director
George P. Hampton, Jr.

/s/ Raj Kannan	Director
Raj Kannan

/s/ Roni Mamluk	Director
Roni Mamluk

/s/ Dr. Alain H. Munoz	Director
Dr. Alain H. Munoz

Name	Title

/s/ Donald K. Stern	Director
Donald K. Stern

/s/ Dr. Patrick V.J.J. Vink	Director
Dr. Patrick V.J.J. Vink

/s/ Stephen T. Wills	Director
Stephen T. Wills

SIGNATURE OF AUTHORIZED US REPRESENTATIVE OF REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Amryt Pharma plc has signed this registration statement on May 11, 2022.
AMRYT PHARMACEUTICALS, INC.

By:	/s/ John McEvoy
	Name:	John McEvoy
	Title:	Legal Representative